                                                                                                   EXHIBIT 12
                     COLUMBUS SOUTHERN POWER COMPANY
     Computation of Consolidated Ratios of Earnings to Fixed Charges
                    (in thousands except ratio data)
                                                                                                      Twelve
                                                                                                      Months
                                                                  Year Ended December 31,             Ended
                                                    1995       1996       1997      1998       1999   3/31/00
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . . $66,811    $59,711     $55,156    $47,323   $43,207  $42,496
  Interest on Other Long-term Debt. . . . . . . .   8,829     12,125      15,525     23,594    25,878   25,878
  Interest on Short-term Debt . . . . . . . . . .   1,328      2,400       5,104      3,493     2,460    2,528
  Miscellaneous Interest Charges. . . . . . . . .   4,657      4,374       4,729      4,459     4,659    4,485
  Estimated Interest Element in Lease Rentals . .   4,100      4,600       4,100      5,300     4,600    4,600
       Total Fixed Charges. . . . . . . . . . . . $85,725    $83,210     $84,614    $84,169   $80,804  $79,987

Earnings:
  Net Income (Loss) . . . . . . . . . . . . . . .$110,616   $107,108    $119,379   $133,044  $150,270 $150,323
  Plus Federal Income Taxes . . . . . . . . . . .  58,648     60,302      69,760     71,202    82,686   83,587
  Plus State Income Taxes . . . . . . . . . . . .       7         11           6          3        89       87
  Plus Fixed Charges (as above) . . . . . . . . .  85,725     83,210      84,614     84,169    80,804   79,987
       Total Earnings . . . . . . . . . . . . . .$254,996   $250,631    $273,759   $288,418  $313,849 $313,984

Ratio of Earnings to Fixed Charges. . . . . . . .    2.97       3.01        3.23       3.42      3.88     3.92

